Exhibit 10.2

EMPLOYMENT AGREEMENT

OPTINOSE, INC.

a Delaware Corporation

c/o TKWD Ventures LLC

152 West 57th Street, 10th Floor

New York, NY 10019

PETER K. MILLER (“Manager”)

237 Orchard Way

Wayne, PA 19087

As of May 27, 2010

BACKGROUND:  In connection with the proposed Series C Convertible Preferred Stock Financing (“Series C Financing”) transaction to be consummated by and among Optinose, Inc. (the “Parent Company”), OptiNose AS (the “Operating Company”), Avista Capital Partners II, L.P. and its affiliated investment funds (collectively, “Avista”), and certain other parties, the Company engages Manager and Manager agrees to be engaged by the Parent Company, all upon the terms and conditions set forth herein (this “Agreement”).  The Parent Company and all of its current and future direct and indirect subsidiaries, including without limitation the Operating Company, shall be referred to herein as the “OptiNose Companies.”

NOW, THEREFORE, incorporating the foregoing herein, in consideration of the mutual agreements contained herein and other good and valuable consideration, the parties hereto, intending to be legally bound, agree as follows:

1.                                      Term and Renewal.  The Parent Company hereby engages, effective at the Initial Closing of the Series C Financing (as defined in the Subscription Agreement related thereto),  Manager and Manager hereby accepts such engagement with the Parent Company as the Chief Executive Officer and President of the Parent Company and as Co-Managing Director (subject to Norwegian governance rules) of the Operating Company, subject to all of the terms and conditions of this Agreement, for a period of three years from the date of such Initial Closing unless sooner terminated in accordance with the other provisions hereof (the “Term”).  This Agreement shall be automatically renewed as of the last day of the Term, for successive one-year terms unless, not later than 90 days prior to the end of the Term, or any renewal period, as the case may be, the Parent Company and the Operating Company provide Manager with written notice of their intent not to renew the Agreement.

2.                                      Duties and Location.  Manager’s responsibilities shall include but not be limited to: serving as the Chief Executive Officer and President of the Parent Company and the Operating Company.  Manager shall be subject to the direction and control of the Board of Directors of the Parent Company (the “Board”).  Manager also shall perform such additional duties and functions for and on behalf of OptiNose Companies, consistent with his position and experience, as are reasonably requested of him from time to time by the Board.  Manager shall be located at the Operating Company’s offices in the Philadelphia, Pennsylvania metropolitan area.  Manager shall devote his full business time and attention in order to further the business and interests of the OptiNose Companies; provided, however, that Manager shall have the right to: (a) act as a strategic consultant for the Walgreen Company and its affiliates, (b) serve on the Board of Directors of the Internet Capital Group, and (c) devote a reasonable amount of time either during or after business hours to Outside Activities (as defined below), so long as activities (a), (b) and (c) do not prohibit or interfere with the performance by Manager of his duties under this Agreement, conflict with the business of the OptiNose Companies or violate any of the provisions of Section 5 hereof.  For purposes hereof, “Outside Activities” shall mean the oversight of passive investments and activities involving professional, charitable, education, religious and other philanthropic organizations (including membership on other boards of such for profit and non-profit organizations), in each case as reasonably approved in advance by the Board.

3.                                      Compensation and Expenses.

3.1                               Base Salary.  The OptiNose Companies will pay Manager a base salary (“Base Salary”) at the rate of $400,000 per year, paid in accordance with the usual payroll practices of the Parent Company.  Manager’s Base Salary may be reviewed annually by the Board (or a committee thereof) for potential increases each successive year of the Term or any renewal period, such increases to be in the sole discretion of the Board.

3.2                               Discretionary Bonus.   Manager will be eligible to receive a target cash bonus for the Term of up to $160,000 (constituting 40% of initial Base Salary) (“Bonus”) due and payable at the end of the Term, provided that Manager continues to be employed by the Optinose Companies at such time.  Such Bonus will be subject to Manager’s achievement of specific performance goals set by the Board, in its sole discretion, including, without limitation, goals based on the operating results of the OptiNose Companies and/or Manager’s individual performance.

3.3                               Expenses.  Manager shall be reimbursed by the OptiNose Companies for all ordinary, necessary and reasonable expenses actually incurred by Manager in the course of the performance of services under this Agreement.  Manager shall keep an itemized account of such expenses, which shall be submitted to the OptiNose Companies monthly together with original receipts.

3.4                               Unit Options.

3.4.1                     Option Grant.  The Parent Company shall grant to Manager pursuant to the Grant Agreement (as defined below) the right to purchase 4.0% (on a fully diluted basis as of the date hereof (after taking into effect the issuance of all of the equity pursuant to the Series C Financing)) of the Common Shares of the Parent Company or an economically equivalent interest under the terms of the 2010 Stock Incentive Plan of the Parent Company, in the form attached hereto as Exhibit 3.4.1(a), as amended from time to time (the “Plan”) at an exercise price equal to the fair market value of the Common Shares on the date hereof (i.e., the date of grant) (the “Option Grant”) as determined by a third party valuation to be commissioned by the Board. As of the completion of the Series C Financing, the capitalization of the Parent Company is as set forth on Schedule 3.4.1(b) attached hereto.

3.4.2                     Vesting.  One-eighth of the Option Grant shall vest on the date hereof, and the remaining portions of the Option Grant will vest and become exercisable in two equal portions.  The first portion (time vesting) will vest in four equal consecutive installments, with one-fourth vesting on each of the first four anniversaries of the date of grant, provided that Manager is continuously employed by the OptiNose Companies on each such vesting date.  The second portion (performance vesting) will vest on achievement of performance criteria established by the Board and as set forth in the Grant Agreement (as defined below), provided that Manager is continuously employed by the OptiNose Companies on each such vesting date.  Notwithstanding the foregoing, any unvested portion of the Option Grant will become fully vested and exercisable upon a Change in Control (as more fully set forth in the Plan and the Grant Agreement (as defined below)).

3.4.3                     Form of Grant.  The Option Grant will be granted pursuant to and, to the extent not contrary to the terms of this Agreement, will be subject to the terms and conditions imposed under the Plan and a grant agreement in the form attached hereto as Exhibit 3.4.3 (the “Grant Agreement”), to be entered into between Manager and the Parent Company which will include, without limitation, provisions relating to limits on transfer, post-termination exercise periods and other provisions as determined by the OptiNose Companies.

3.5                               Benefits and Fringes.

3.5.1                     General.  You will be entitled to such benefits and fringes, if any, as are generally provided from time to time by the OptiNose Companies to its employees, subject to the satisfaction of any eligibility requirements.

3.5.2                     Vacation.  You will also be entitled to 20 business days of annual paid vacation in accordance with the OptiNose Companies’ vacation policies in effect from time to time, which may be taken at such times as you elect with due regard to the needs of the OptiNose Companies.

4.                                      Termination; Compensation Continuation.

4.1                               Termination upon Death.  If Manager dies, then Manager’s employment with the OptiNose Companies shall terminate as of the date of his death, at which time all of Manager’s rights to compensation and benefits under Section 3 hereof or otherwise shall immediately terminate, except that Manager’s heirs, personal representatives or estate shall be entitled to: (a) any unpaid portion of Manager’s compensation set forth in Section 3.1 above for periods before the date of termination; (b) any accrued benefits up to the date of termination; and (c) any benefits that are required to be provided to Manager’s dependents after the date of termination under the general provisions of the employee benefit plans in which Manager participated as of the date of his death.

4.2                               Termination upon Disability.  “Disability” means any physical or mental incapacity, illness or infirmity that prevents or significantly restricts Manager from performing the normal duties of a business executive on a full-time basis.  If Manager suffers a Disability and the Disability continues for more than three months, then the OptiNose Companies shall have the right to terminate Manager’s employment upon written notice to Manager, at which time all of Manager’s rights to compensation and benefits under Section 3.1 of this Agreement or otherwise shall immediately terminate, except that Manager shall be entitled to (a) any unpaid portion of Manager’s compensation for periods before the date of termination; (b) any accrued benefits up to the date of termination; and (c) any benefits that are required to be provided after the date of termination under the general provisions of the employee benefit plans in which Manager participated as of the date of termination.

4.3                               Termination by the OptiNose Companies for Cause.  The OptiNose Companies may, upon written notice to Manager, immediately terminate Manager’s employment for cause.  “Cause” shall exist upon (a) Manager’s breach of any fiduciary duty or material legal or contractual obligation to an OptiNose Company or any of its affiliates (including, without limitation, pursuant to an OptiNose Company or affiliate policy or the restrictive covenants set forth in Section 5 of this Agreement or any other applicable restrictive covenants between the Manager and an OptiNose Company or any of its affiliates), or an OptiNose Company’s direct or indirect equity holders, (B) Manager’s failure to follow the reasonable instructions of the Board (other than as a result of total or partial incapacity due to physical or mental illness), which breach, if curable, is not cured within 30 days after notice to Manager specifying in reasonable detail the nature of such breach, or, if cured, recurs within 180 business days, (C) Manager’s gross negligence, willful misconduct, fraud, insubordination, acts of dishonesty or conflict of interest relating to an OptiNose Company or any of its affiliates or direct or indirect equityholders or (D) Manager’s commission of any misdemeanor which has a material impact on the affairs, business or reputation of any OptiNose Company or any of its affiliates or Manager’s indictment for, or plea of nolo contendere to, a crime constituting a felony under the laws of the United States or any state thereof.  Upon a termination of Manager’s employment for Cause, all of Manager’s rights to compensation and benefits under Section 3 of this Agreement or otherwise shall immediately terminate, except that Manager shall be entitled to (a) any unpaid portion of Manager’s compensation for periods before the date of the first occurrence of the circumstances constituting cause for termination under this provision; (b) any accrued benefits up to such date; and (c) any benefits that are required to be provided after such date under the general provisions of the employee benefit plans in which Manager participated as of the date of termination.

4.4                               Termination without Cause.  The OptiNose Companies may, upon written notice to Manager, terminate Manager’s employment without Cause. Upon a termination of Manager’s employment without Cause, (a) the OptiNose Companies shall continue to pay to Manager, for twelve months after the last day of Manager’s employment with the OptiNose Companies, compensation at the rate in effect on the date of termination, and the OptiNose Companies shall continue to provide to Manager, for twelve months after the last day of Manager’s employment with the OptiNose Companies, the benefits of the standard group medical, vision and dental plans maintained or adopted by the OptiNose Companies on substantially the same terms as such benefits are provided to employees during such period.  For the avoidance of doubt, the expiration of the Term (or any automatic renewal period pursuant to Section 1) without renewal shall not constitute a termination hereunder (with or without Cause).  Payment to Manager of any amounts otherwise due hereunder upon termination shall be conditioned on execution of a general release by Manager in favor of the OptiNose Companies in the form attached hereto as Exhibit 4.4. and the lapse of any revocation period with the release not having been revoked.  Such release shall be provided to Manager within 3 days of termination of employment and executed by Manager within 30 days after delivery.  Any payments that would have otherwise been made prior to execution, delivery and lapse of any revocation period shall be made in a lump sum at the end of any revocation period.

5.                                      Covenants.

5.1                               Non-Competition.  So long as Manager is employed by the OptiNose Companies under this Agreement and for the twelve-month period following the termination or expiration of his employment with the OptiNose Companies for any reason (the “Restricted Period”), Manager will not, directly or indirectly, without the prior written consent of the Parent Company, engage in Competition with the Parent Company or the Operating Company (collectively, the “Employer”).  “Competition” means participating, directly or indirectly, as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, consultant or in any other capacity whatsoever in any business or venture that competes in any way with the business of developing, manufacturing, licensing, selling or distributing of nasal drug delivery devices or related products (or any rights relating thereto).

5.2                               Confidentiality.  Manager will not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person or entity, other than in the course of his assigned duties hereunder and for the benefit of the Employer, either while employed by the OptiNose Companies hereunder or at any time thereafter, any business and technical information or trade secrets, nonpublic, proprietary or confidential information, knowledge or data relating to the Employer whether the foregoing will have been obtained by Manager during Manager’s employment hereunder or otherwise.  The foregoing will not apply to information that (i) was known to the public prior to its disclosure to Manager; (ii) becomes generally known to the public or in the Employer’s industry subsequent to disclosure to Manager through no wrongful act by Manager or any of Manager’s representatives; or (iii) Manager is required to disclose by applicable law, regulation or legal process (provided that Manager provides the OptiNose Companies with prior notice of the contemplated disclosure and cooperate with the OptiNose Companies in seeking a protective order or other appropriate protection of such information).

5.3                               Non-Solicitation of Customers.  During the Restricted Period Manager will not, directly or indirectly, solicit or influence, or attempt to solicit or influence, customers of the Employer to purchase goods or services then sold by the Employer from any other person or entity.

5.4                               Non-Solicitation of Suppliers.  During the Restricted Period Manager will not, directly or indirectly, solicit or influence, or attempt to solicit or influence, the OptiNose Companies’ suppliers to provide goods or services then provided to the Employer to any other person or entity in Competition with the Employer.

5.5                               Non-Solicitation of Employees.  Manager recognizes that he will possess confidential information about other employees of the Employer relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with customers of the Employer.  Manager recognizes that the information he possesses and will possess about these other employees is not generally known, is of substantial value to the Employer in developing its business and in securing and retaining customers, and has been and will be acquired by Manager because of his business position with the Employer.  Manager, during the Restricted Period and for 12 months thereafter, will not (x) directly or indirectly, individually or on behalf of any other person or entity solicit or recruit any employee of the Employer to leave such employment for the purpose of being employed by, or rendering services to, Manager or any person or entity unaffiliated with the Employer, or (y) convey any such confidential information or trade secrets about other employees of the Employer to any person or entity other than in the course of his assigned duties hereunder and for the benefit of the Employer.

5.6                               Non-Disparagement.  Manager will not, nor will he induce others to, Disparage the Employer or any of their past or present officers, directors, employees or products.  “Disparage” will mean making comments or statements to the press, the Employer’s employees or any individual or entity with whom the Employer has a business relationship that would adversely affect in any manner: (i) the conduct of the business of the Employer (including, without limitation, any products or business plans or prospects); or (ii) the business reputation of the Employer, or any of their products, or their past or present officers, directors or employees.

5.7                               Inventions.

5.7.1                     Manager acknowledges and agrees that all trade secrets, mask works, concepts, drawings, materials, documentation, procedures, diagrams, specifications, models, processes, formulae, source and object codes, data, programs, know-how, designs, techniques, ideas, methods, inventions, discoveries, improvements, work products, developments, or other works of authorship (“Inventions”), whether patentable or unpatentable, (x) that relate to his work with the OptiNose Companies, made, developed or conceived by him, solely or jointly with others, or with the use of any of the Optinose Companies’ equipment, supplies, facilities or trade secrets or (y) suggested by any work that he performed in connection with the OptiNose Companies, either while performing his duties with the OptiNose Companies or on his own time, but only insofar as the Inventions are related to his work as an employee of the OptiNose Companies (collectively, “Company Inventions”), will belong exclusively to the Parent Company or such of the OptiNose Companies the Parent may designate, whether or not patent applications are filed thereon.  Manager will keep full and complete written records (the “Records”), in the manner prescribed by the OptiNose Companies, of all Company Inventions, and will promptly disclose all Company Inventions completely and in writing to the OptiNose Companies.  The Records will be the sole and exclusive property of the

OptiNose Companies, and Manager will surrender them upon the termination of his employment, or upon the OptiNose Companies’ request.  Manager will assign to the OptiNose Companies the Company Inventions including all rights in and to patents and other intellectual property rights that may issue thereon in any and all countries, whether during or subsequent to the term of this Agreement, together with the right to file, in his name or in the name of the OptiNose Companies (or their designee), applications for patents and equivalent rights (the “Applications”).  Manager will, at any time during and subsequent to the term of this Agreement, make such applications, sign such papers, take all rightful oaths, and perform all acts as may be requested from time to time by the OptiNose Companies with respect to the Company Inventions and the underlying intellectual property.  Manager will also execute assignments to the OptiNose Companies (or their designee) of the Applications, and give the OptiNose Companies and their  attorneys all reasonable assistance (including the giving of testimony) to obtain the Company Inventions and the underlying intellectual property for its benefit, all without additional compensation to Manager from the OptiNose Companies, but entirely at the OptiNose Companies’ expense.

5.7.2                     In addition, the Company Inventions will be deemed “work made for hire”, as such term is defined under the copyright law of the United States, on behalf of the OptiNose Companies and Manager agree that the OptiNose Companies will be the sole owner of the Company Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations or compensation to Manager.  If the Company Inventions, or any portion thereof, are deemed not to be work made for hire, Manager hereby irrevocably conveys, transfers, assigns and delivers to the OptiNose Companies, all rights, titles and interests, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Company Inventions, including without limitation: (a) all of Manager’s rights, titles and interests in and to any underlying intellectual property (and all renewals, revivals and extensions thereof) related to the Company Inventions: (b) all rights of any kind or any nature now or hereafter recognized, including without limitation, the unrestricted right to make modifications, adaptations and revisions to the Company Inventions, to exploit and allow others to exploit the Company Inventions; and (c) all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Company Inventions, known or unknown, prior to the date hereof, including without limitation the right to receive all proceeds and damages therefrom.  In addition, Manager hereby waives any so-called “moral rights” with respect to the Company Inventions.  Manager hereby waives any and all currently existing and future monetary rights in and to the Company Inventions and all patents and other intellectual property rights that may issue thereon, including, without limitation, any rights that would otherwise accrue to your benefit by virtue of Manager being an employee of or other service provider to the OptiNose Companies.

5.7.3                     To the extent that Manager is unable to assign any of Manager’s right, title or interest in any Company Invention (as set forth in Section 5.7.2) under applicable law, for any such Company Invention and the underlying intellectual property rights, Manager hereby grants to the Optinose Companies an exclusive, irrevocable, perpetual, transferable, worldwide, fully paid license to such Company Invention and the underlying intellectual property, with the right to sublicense, use, modify, create derivative works and otherwise fully exploit such Company Invention and the underlying intellectual property, to assign this license and to exercise all rights and incidents of ownership of the Company Invention.

5.7.4                     To the extent that any of the Company Inventions are derived by, or require use by the Optinose Companies of, any works, Inventions, or other intellectual property rights that Manager owns, which are not assigned hereby, Manager hereby grants to the Optinose Companies an irrevocable, perpetual, transferable, worldwide, non-exclusive, royalty free license, with the right to sublicense, use, modify and create derivative works using such works, Inventions or other intellectual property rights, but only to the extent necessary to permit the Optinose Companies to fully realize their ownership rights in the Company Inventions.

5.8                               Cooperation.  Upon the receipt of notice from the OptiNose Companies (including outside counsel), Manager agrees that while employed by the OptiNose Companies and thereafter, Manager will respond and provide information with regard to matters in which Manager has knowledge as a result of his employment with the OptiNose Companies, and will provide reasonable assistance to the Employer and its representatives in defense of any claims that may be made against the Employer, and will assist the Employer in the prosecution of any claims that may be made by the Employer, to the extent that such claims may relate to the period of his employment with the OptiNose Companies (or any predecessor).  Manager agrees to promptly inform the OptiNose Companies if he becomes aware of any lawsuits involving such claims that may be filed or threatened against the Employer.  He also agrees to promptly inform the OptiNose Companies (to the extent he is legally permitted to do so) if he is asked to assist in any investigation of the Employer (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Employer with respect to such investigation, and will not do so unless legally required.

5.9                               Return of Property.  On the date of the termination of Manager’s employment with the OptiNose Companies for any reason (or at any time prior thereto at the OptiNose Companies’ request), he will return all property belonging to the Employer (including, but not limited to, any Employer provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Employer).

5.10                        Injunctive Relief.  It is further expressly agreed that the Employer may or could suffer irreparable injury if Manager were to violate the provisions of this Section 5 and that the Employer could by reason of such violation be entitled to injunctive relief in a court of appropriate jurisdiction and Manager further consents and stipulates to the entry of such injunctive relief in such court prohibiting Manager from violating the provisions of this Section 5.

5.11                        Survival of Provisions.  The obligations contained in this Section 5 will survive the termination of Manager’s employment with the OptiNose Companies and will be fully enforceable thereafter.  If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 5 is excessive in duration or scope or extends for too long a period of time or over too great a range of activities or in too broad a geographic area or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state or jurisdiction.

5.12                        Series C Financing.  Concurrently with the initial closing of the Series C Financing, Manager shall invest Two Hundred Fifty Thousand Dollars ($250,000) in Series C Stock of the Parent Company.

6.                                      Representation.  Manager represents and warrants that his execution and delivery of this Agreement and his performing the completed services does not and will not conflict with or result in any breach or default under any agreement, contract or arrangement which he is a party to or violate any other legal restriction.

7.                                      Assignment.  Notwithstanding anything else herein, this Agreement is personal to Manager and neither this Agreement nor any rights hereunder may be assigned by Manager.  The OptiNose Companies may assign this Agreement to an affiliate (provided the OptiNose Companies remain as primary obligers hereunder) or to any acquiror of all or substantially all of the assets of the OptiNose Companies.  This Agreement will inure to the benefit of and be binding upon the personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and permitted assignees of the parties.

8.                                      Arbitration.  You agree that all disputes and controversies arising under or in connection with this Letter Agreement, other than seeking injunctive or other equitable relief under Section 5.10, will be settled by arbitration conducted before one (1) arbitrator mutually agreed to by the Company and you, sitting in New York, New York or such other location agreed to by you and the Company, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect; provided, however, that if the Company and you are unable to agree on a single arbitrator within 30 days of the demand by another party for arbitration, an arbitrator will be designated by the New York Office of the American Arbitration Association.  The determination of the arbitrator will be final and binding on you and the Employer.  Judgment may be entered on the award of the arbitrator in any court having proper jurisdiction.  Each party will bear their own expenses of such arbitration.

9.                                      Definition of “Person.”  As used herein, “person” means any individual, sole proprietorship, joint venture, partnership, corporation, limited liability company, bank, association, cooperative, trust, estate, government, governmental, administrative or regulatory body, or other entity of any nature.

10.                               Notices.  All notices, consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or one business day after being sent by a nationally recognized overnight delivery service, charges prepaid.  Notices also may be given by facsimile or electronically via PDF and shall be effective on the date transmitted if confirmed within 48 hours thereafter by a signed original sent in the manner provided in the preceding sentence.  Notice to Manager shall be sent to his address set forth on the signature page hereto.  Notice to the OptiNose Companies shall be sent to its address set forth on the signature page hereto. Either party may change its address for notice and the address to which copies must be sent by giving notice of the new addresses to the other party in accordance with this Section 9, provided, however, that any such change of address notice shall not be effective unless and until received.

11.                               Governing Law.  This Letter Agreement and any other document or instrument delivered pursuant hereto, and all claims or causes of action that may be based upon, arise out of or relate to this Agreement will be governed by, and construed under and in accordance with, the internal laws of the State of Delaware, without reference to rules relating to conflicts of laws.

12.                               Witholding Taxes.  The OptiNose Companies may withhold from any and all amounts payable to Manager such federal, state and local taxes as may be required to be withheld pursuant to any applicable laws or regulations.

13.                               Entire Agreement; Amendments.  This Agreement and the agreements referenced herein contain the entire agreement of the parties relating to the subject matter hereof, and supercede in their entirety any and all prior and/or contemporaneous agreements, understandings or representations relating to the subject matter hereof, whether written or oral.  No amendments, alterations or modifications of this Agreement will be valid unless made in writing and signed by the parties hereto.

14.                               Section Headings.  The section headings used in this Agreement are included solely for convenience and will not affect, or be used in connection with, the interpretation of this Agreement.

15.                               Severability; Waiver.  The provisions of this Agreement will be deemed severable and the invalidity of unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof.  No failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by either party, and no course of dealing between the parties, shall constitute a waiver of, or shall preclude any other or further exercise of, any right, power or remedy.

16.                               Counterparts.  This Agreement may be executed in several counterparts (including via facsimile and/or PDF), each of which will be deemed to be an original but all of which together will constitute one and the same instruments.

17.                               Section 409A.     Manager and the OptiNose Companies intend that the payments and benefits provided for in this Agreement either be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A” ), or be provided for in a manner that complies with Section 409A of the Code.  Neither the Manager nor the OptiNose Companies individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.   To the extent that any provision hereof is modified in order to comply with Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Manager and the OptiNose Companies of the applicable provision without violating the provisions of Section 409A.  In no event whatsoever shall the OptiNose Companies be liable for any additional tax, interest or penalty that may be imposed on the Manager by Section 409A or damages for failing to comply with Section 409A.  For purposes of Section 409A, the Manager’s right to receive installment payments pursuant to this Agreement including, without limitation, each severance payment and COBRA continuation reimbursement shall be treated as a right to receive a series of separate and distinct payments.  The Manager will be deemed to have terminated employment for purposes of determining the timing of any payments or benefits hereunder that are classified as deferred compensation only upon a “separation from service” within the meaning of Section 409A.  Any amount that the Manager is entitled to be reimbursed under this Agreement will be reimbursed to the Manager as promptly as practical and in any event not later than the last day of the calendar year after the calendar year in which the expenses are incurred, any right to reimbursement or in kind benefits will not be subject to liquidation or exchange for another benefit, and the amount of the expenses eligible for reimbursement during any taxable year will not affect the amount of expenses eligible for reimbursement in any other taxable year.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Optinose Companies.

17.                               Void If Closing Does Not Occur.  If the Subscription Agreement pursuant to which the Series C Financing is being consummated is terminated prior to the Initial Closing (as defined therein) in accordance with its terms, this Agreement shall be automatically terminated and shall forthwith become null and void, as if it were never in effect, and there shall be no liability on the part of any party hereto or its officers, directors, partners or members.

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INTENDING TO BE LEGALLY BOUND HEREBY, THIS AGREEMENT HAS BEEN EXECUTED AND DELIVERED ON AND AS OF THE  DATE FIRST ABOVE STATED.

OPTINOSE, INC.:

By:	/s/ Helena K. Djupesland
Name:	Helena K. Djupesland
Title:	Authorized Signatory
Address:	c/o WFD VENTURES LLC
Carnegie Hall Tower
152 West 57th Street, 10th Floor
New York, NY 10019

Fax:	(212) 767-7575
Email:	tim@wfdventures.com

MANAGER:

/s/ Peter K. Miller
Name: Peter K. Miller

Address:

Fax:
Email:

EXHIBIT 4.4

RELEASE AGREEMENT

This RELEASE AGREEMENT (“Agreement”) made this [    ], 2010 (the “Effective Date”), between OptiNose, Inc. (including its successors and assigns, the “Company”), and [    ] (the “Executive”).

1.                                      Release.

a.                                      In consideration of the amounts to be paid by the Company pursuant to the Employment Agreement, Executive, on behalf of himself and his heirs, executors, devisees, successors and assigns, knowingly and voluntarily releases, remises, and forever discharges the Company and its parents, subsidiaries or affiliates, together with each of their current and former principals, officers, directors, shareholders, agents, representatives and employees, and each of their heirs, executors, successors and assigns (collectively, the “Releasees”), from any and all debts, demands, actions, causes of action, accounts, covenants, contracts, agreements, claims, damages, omissions, promises, and any and all claims and liabilities whatsoever, of every name and nature, known or unknown, suspected or unsuspected, both in law and equity (“Claims”), which Executive ever had, now has, or may hereafter claim to have against the Releasees by reason of any matter or cause whatsoever arising from the beginning of time to the time he signs this Agreement (the “General Release”).  This General Release of Claims shall apply to any Claim of any type, including, without limitation, any and all Claims of any type that Executive may have arising under the common law, under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Older Workers Benefit Protection Act, the Americans With Disabilities Act of 1967, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, the Sarbanes-Oxley Act of 2002, each as amended, and any other federal, state or local statutes, regulations, ordinances or common law, or under any policy, agreement, contract, understanding or promise, written or oral, formal or informal, between any of the Releasees and Executive and shall further apply, without limitation, to any and all Claims in connection with, related to or arising out of Executive’s employment relationship, or the termination of his employment, with the Company.

b.                                      For the purpose of implementing a full and complete release, Executive understands and agrees that this Agreement is intended to include all claims, if any, which Executive or his heirs, executors, devisees, successors and assigns may have and which Executive does not now know or suspect to exist in his favor against the Releasees, from the beginning of time until the time he signs this Agreement, and this Agreement extinguishes those claims.

c.                                       In consideration of the promises of the Company set forth in the [    ] Agreement, Executive hereby releases and discharges the Releasees from any and all Claims that Executive may have against the Releasees arising under the Age Discrimination Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”).  Executive acknowledges that he understands that the ADEA is a federal statute that prohibits discrimination on the basis of age in employment, benefits and benefit plans.  Executive also understands that, by signing this Agreement, he is waiving all Claims against any and all of the Releasees.

d.                                      Except as provided in Section [         ] of the [        ] Agreement, Executive acknowledges and agrees that the Company has fully satisfied any and all obligations owed to him arising out of his employment with or termination from the Company, and no further sums or benefits are owed to him by the Company or by any of the other Releasees at any time.

2.                                      Consultation with Attorney; Voluntary Agreement.  The Company advises Executive to consult with an attorney of his choosing prior to signing this Agreement.  Executive understands and

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agrees that he has the right and has been given the opportunity to review this Agreement and, specifically, the General Release in Section 1 above, with an attorney.  Executive also understands and agrees that he is under no obligation to consent to the General Release set forth in Section 1 above.  Executive acknowledges and agrees that the payments to be made to Executive pursuant to the Employment Agreement are sufficient consideration to require him to abide with his obligations under this Agreement, including but not limited to the General Release set forth in Section 1.  Executive represents that he has read this Agreement, including the General Release set forth in Section 1, and understands its terms and that he enters into this Agreement freely, voluntarily, and without coercion.

3.                                      Effective Date; Revocation.  Executive acknowledges and represents that he has been given twenty-one (21) days during which to review and consider the provisions of this Agreement and, specifically, the General Release set forth in Section 1 above.  Executive further acknowledges and represents that he has been advised by the Company that he has the right to revoke this Agreement for a period of seven (7) days after signing it.  Executive acknowledges and agrees that, if he wishes to revoke this Agreement, he must do so in a writing, signed by him and received by the Company no later than 5:00 p.m. Eastern Time on the seventh (7th) day of the revocation period.  If no such revocation occurs, the General Release and this Agreement shall become effective on the eighth (8th) day following his execution of this Agreement.

4.                                      Severability.  In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Agreement shall not in any way be affected or impaired thereby.

5.                                      Governing Law.  This Agreement and any other document or instrument delivered pursuant hereto, and all claims or causes of action that may be based upon, arise out of or relate to this Agreement will be governed by, and construed under and in accordance with, the internal laws of the State of Delaware, without reference to rules relating to conflicts of laws.

6.                                      Entire Agreement.  This Agreement, [the Employment Agreement and the other agreements referred to in the Employment Agreement] constitute the entire agreement and understanding of the parties with respect to the subject matter herein and supersedes all prior agreements, arrangements and understandings, written or oral, between the parties.  Executive acknowledges and agrees that he is not relying on any representations or promises by any representative of the Company concerning the meaning of any aspect of this Agreement.

7.                                      Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates set forth below.

OPTINOSE, INC.

By:		Date:

Name:

Title:

By:		Date:

[Name]

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Schedule 3.4.1(a)

Plan

Schedule 3.4.1(a) has been omitted as such document has been separately filed as an exhibit to the Form S-1. The Company agrees to furnish supplementally a copy of this schedule to the Securities and Exchange Commission upon request.

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Schedule 3.4.1(b)

Capitalization

See attached

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